DORSEY
DORSEY & WHITNEY LLP

September 30, 2008

Timberline Resources Corporation
101 East Lakeside Avenue
Coeur D' Alene, Idaho 83814

Re: Registration Statement on Form S-1 (File No. 333-148336)

Ladies and Gentlemen:

We have acted as counsel to Timberline Resources Corporation, a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-1 (the "Registration Statement") (333-148336) relating to the resale by certain shareholders of the Company named in the Registration Statement (the "Selling Shareholders") of up to 5,963,248 shares of common stock of the Company, par value $0.001 per share, which consists of 3,661,514 shares of common stock issued to certain of the Selling Shareholders as described in the Registration Statement (the "Shares"), 1,313,348 shares of common stock acquirable upon exercise of Class A Warrants at $3.50 exercisable within twenty-four months of the date of issuance (the "Class A Warrant Shares"), 24,586 shares of common stock acquirable upon exercise of Class A Broker Warrants at $3.50 if exercised within twelve months of the original issuance (the "Broker Warrant Shares") and 963,800 shares of common stock acquirable upon exercise of December Warrants at $1.00 exercisable on or before December 31, 2008 (the "December Warrant Shares").

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the common stock will be sold as described in the Registration Statement.

Based on the foregoing, we are of the opinion that (i) the Shares are validly issued, fully paid and nonassessable, (ii) the Class A Warrant Shares issuable upon exercise of the Class A Warrants, upon issuance, delivery and payment therefore in accordance with the terms of the Class A Warrants, will be validly issued, fully paid and nonassessable, (iii) the Broker Warrant Shares issuable upon exercise of the Class A Broker Warrants, upon issuance, delivery and payment therefore in accordance with the terms of the Class A Broker Warrants, will be validly issued, fully paid and nonassessable, and (iv) the December Warrant Shares issuable upon

exercise of the December Warrants, upon issuance, delivery and payment therefore in accordance with the terms of the December Warrants, will be validly issued, fully paid and nonassessable

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm in the Prospectus constituting part of the Registration Statement.

Very truly yours,

DORSEY & WHITNEY LLP

Dorsey & Whitney LLP

KGS